Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-8 (No. 333-XXXXXX), pertaining to shares of common stock of Vimeo, Inc., formerly known as Vimeo Holdings, Inc., that may be issued under the Vimeo, Inc. 2021 Stock and Annual Incentive Plan and the use of our report dated February 19, 2021, with respect to the consolidated financial statements of Vimeo, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in the Registration Statement (Form S-4 No. 333-251656) and the related Joint Proxy Statement/Consent Solicitation Statement/Prospectus of IAC/InterActiveCorp and Vimeo Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
May 25, 2021